  As filed with the Securities and Exchange Commission on April 27, 2000

                                                 Registration No. 333-34372
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                               ITC/\DELTACOM, INC.
             (Exact name of registrant as specified in its charter)
                                --------------
        Delaware                     4813                    58-2301135
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833
                                 (706) 385-8000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                --------------
                                Andrew M. Walker

                   President and Chief Executive Officer
                               ITC/\DeltaCom, Inc.
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833
                                 (706) 385-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:
                            Richard J. Parrino, Esq.
                               John F. Gaul, Esq.
                             Hogan & Hartson L.L.P.

                           8300 Greensboro Drive
                             McLean, Virginia 22102
                                 (703) 610-6200
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of each class of    Proposed amount  Proposed maximum  Maximum aggregate
    securities to be             to             price per         offering          Amount of
     registered(1)        be registered(2)      security         price(2)(3)    registration fee
------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........       (4)(5)              (4)               (4)
Preferred Stock, par
 value $0.01 per share..       (4)(5)              (4)               (4)
Depositary Shares,
 representing Preferred
 Stock..................       (4)(5)              (4)               (4)
Warrants(6).............       (4)(5)              (4)               (4)
Stock Purchase Contracts
 and Stock Purchase
 Units(7)...............       (4)(5)              (4)               (4)
Subscription Rights(8)..       (4)(5)              (4)               (4)
------------------------------------------------------------------------------------------------
Total...................   $126,787,500(5)         (4)         $126,787,500(9)     $33,472(10)
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 (1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of common stock issuable upon the exchange or conversion of shares of preferred stock so offered or sold that are exchangeable for or convertible into shares of common stock or upon the exercise of common stock, preferred stock or depositary share warrants or rights so offered, sold or distributed. This registration statement also covers shares of preferred stock, depositary shares, shares of common stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the shares of preferred stock, depositary shares, shares of common stock, warrants and/or rights.
 (2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale.
 (3) Estimated solely for purposes of calculating the registration fee under Rule 457.
 (4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

 (5) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus included in this registration statement also relates to $173,212,500 registered on Form S-3, Registration No. 333-75635, which amount remains unissued and for which a fee of $48,153 was previously paid.

 (6) The warrants covered by this registration statement may be preferred stock warrants, depositary share warrants or common stock warrants.

 (7) Stock Purchase Contracts and Stock Purchase Units with respect to Common Stock or Preferred Stock.

 (8) Subscription rights evidencing the right to purchase Common Stock, Preferred Stock, Depositary Shares or Warrants.

 (9) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $126,787,500. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of shares of preferred stock or depositary shares registered hereunder or for shares of preferred stock distributed upon termination of a deposit arrangement for depositary shares.

(10) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Previously paid.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS

                               $300,000,000


                             [LOGO OF ITC/\DELTACOM]

               Common Stock, Preferred Stock, Depositary Shares,
      Warrants, Subscription Rights, Stock Purchase Contracts to Purchase
            Common Stock or Preferred Stock and Stock Purchase Units

  By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

   . shares of our common stock,     . warrants exercisable for our common
                                       stock, preferred stock or depositary
                                       shares,

   . shares of our preferred stock,  . subscription rights evidencing the right to purchase any of the above
                                       securities, and

   . shares of our preferred stock   . stock purchase contracts to purchase
     represented                       common stock or preferred stock and
     by depositary shares,             stock purchase units.

  The aggregate initial offering price of these "offered securities" that we may issue will not exceed $300,000,000.

  We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

  Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "ITCD." On April 26, 2000, the last reported sale price of our common stock on The Nasdaq National Market was $31.19.

  You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

  Investing in the offered securities involves risks. See "Risk Factors" beginning on page 1 of this prospectus.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                               ----------------

              The date of this prospectus is April 27, 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                  Prospectus
Risk Factors.............................................................   1
Cautionary Note Regarding Forward-Looking Statements.....................  12
About This Prospectus....................................................  13
Where You Can Find More Information......................................  14
About ITC/\DeltaCom......................................................  15
Use of Proceeds..........................................................  17
ERISA Matters............................................................  17
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  18
Description of Common Stock..............................................  19
Description of Preferred Stock...........................................  22
Description of Depositary Shares.........................................  26
Description of Warrants..................................................  30
Description of Stock Purchase Contracts to Purchase Common Stock or
 Preferred Stock and Stock Purchase Units................................  31
Description of Subscription Rights.......................................  32
Plan of Distribution.....................................................  33
Legal Matters............................................................  35
Experts..................................................................  35

                               ----------------

  If it is against the law in any state to make an offer to sell the securities, or to solicit an offer from someone to buy the securities, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

  You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any supplement is accurate only as of the date on the front cover of those documents.

                                      (i)

                                  RISK FACTORS

  ITC/\DeltaCom is a full-service provider of integrated voice and data telecommunications services on a retail basis to mid-sized and major regional businesses in the southern United States. We refer to this business segment as our "retail services" segment. We are also a leading regional provider of wholesale long-haul services to other telecommunications companies. We refer to this business segment, formerly called our "carriers' carrier services" segment, as our "broadband transport services" segment. In February 2000, we announced the creation of a new business to be operated as e/\DeltaCom. We expect that e/\DeltaCom will enable us to extend and enhance our current data and Internet access services by offering customers collocation and Web server hosting services integral to operating business-critical applications over the Internet. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States. A more detailed description of our business may be found under the caption "About ITC/\DeltaCom" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 1999, which we filed with the Securities and Exchange Commission on March 30, 2000. See "Where You Can Find More Information" for information on how to obtain a copy of the Annual Report.

  In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following risk factors relating to ITC/\DeltaCom and our common stock before purchasing the offered securities.

We expect to continue to have operating losses and negative cash flow after capital expenditures, which may result in our failure to meet our working capital and debt service requirements.

  As we have implemented our business strategy to expand our telecommunications service offerings, expand our fiber optic network and enter new markets, we have experienced operating losses and negative cash flow after capital expenditures. We expect this will continue during the next several years as we continue to expand our business and make substantial capital expenditures. In addition, we cannot assure you that we will achieve or sustain operating profitability or positive net cash flow at any time after that period. If we cannot achieve or sustain operating profitability and positive net cash flow, we may not be able to obtain the funds necessary to continue our operations or to repay amounts due on our outstanding indebtedness.

We may not have, or be able to obtain, the significant amounts of capital that we need to expand our network, operations and services as currently planned.

  We need significant capital to expand our network, operations and services according to our business plans. Our current business plans require us to continue to make significant capital expenditures primarily in connection with the accelerated expansion of our fiber optic network and our retail services segment. During 1999, we made capital expenditures of approximately $166 million. We currently estimate that our capital expenditures in 2000 for our historical lines of business will total approximately $235 million to $245 million and for our new line of business, to be operated through e/\DeltaCom, will be approximately $65 million. In addition, we expect to make substantial capital expenditures after 2000, which may be even more significant than those in previous periods. If we do not have access to the capital that we require or if our estimates are inaccurate, we will need to change our business plans. This could have a material adverse effect on our business, results of operations and financial condition.

  Our planned capital expenditures primarily will be for:

  . continued development and construction of our fiber optic network, including transmission equipment;

  . continued addition of facilities-based local telephone service to our bundle of integrated telecommunications services, including acquisition and installation of switches and related equipment;

  . the addition of switching capacity, electrical equipment and additional collocation space in connection with the expansion of our provision of local telecommunications services to Internet service providers, or ISPs;

  .  market expansion; and

  .  infrastructure enhancements, principally for information systems.

  If our estimates of the capital resources available to us are not accurate for any reason, we cannot assure you that we will be able to obtain any additional funds on favorable terms, or at all. Our inability to obtain such funds, if necessary, could have a material adverse effect on our business, results of operations and financial condition.

  The actual amount and timing of our future capital requirements may differ substantially from our estimate due to factors such as:

  .  regulatory, technological or competitive developments;

  .  unforeseen delays;

  .  cost overruns;

  .  changes in demand for our services; and

  .  new market developments and opportunities.

We have significant debt and we may be unable to service that debt.

  We have significant debt. As of December 31, 1999, we had indebtedness of $516.9 million and stockholders' equity of $218.2 million. For the year ended December 31, 1999, as adjusted to reflect our issuance of $100 million principal amount of 4 1/2% convertible subordinated notes in May 1999, as if that issuance had occurred on January 1, 1999, our earnings were insufficient to cover our fixed charges by $56.6 million and EBITDA, as adjusted, less capital expenditures and interest expense, was negative $183.3 million. EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition (earnings) loss, other income (expense), net interest, income taxes, depreciation and amortization. EBITDA, as adjusted, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. EBITDA, as adjusted, is provided because it is a measure commonly used in the industry.

  To be able to meet our debt service requirements, we must successfully implement our business strategy. Therefore, we will need to:

  .  expand our network;

  .  obtain and retain a significant number of customers; and

  .  experience significant and sustained growth in our cash flow.

We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

Our current indebtedness contains restrictive covenants that place limits on our business activities.

  We are subject to restrictions under the indentures pursuant to which we issued our publicly traded notes and under our $160 million senior secured credit facility. These restrictions affect and, in certain cases, significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, create liens, make investments, issue capital stock and sell assets. Our senior note indentures restrict our ability to incur indebtedness, other than indebtedness to finance the acquisition of equipment, inventory or network assets and other specified indebtedness, by requiring compliance with specified leverage ratios. Our senior secured credit facility also contains restrictions on our ability to incur indebtedness.

  The amount of debt we have could adversely affect us in a number of ways, including by:

  . limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business;

  . placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

  . making us more vulnerable to a downturn in our business or the economy generally; and

  . requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

We may not be able to manage our growth successfully.

  The expansion and development of our business will depend upon, among other things, our ability to:

  .  successfully implement our sales and marketing strategy;

  .  evaluate markets;

  .  design fiber routes;

  .  secure financing;

  .  install facilities;

  .  acquire rights of way;

  .  obtain any required government authorizations;

  . interconnect to, and collocate with, facilities owned by incumbent local exchange carriers; and

  . obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers.

  Our inability to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition. We must accomplish the foregoing tasks in a timely manner, at reasonable cost and on satisfactory terms and conditions. Our rapid growth, particularly in the provision of Retail Services, has placed, and the growth we anticipate in our other services may in the future also place, a significant strain on our administrative, operational and financial resources. Our ability to continue to manage our growth successfully will require us to enhance our operational, management, financial and information systems and controls, and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. We cannot assure you that we will be able to do so. In addition, as we increase our service offerings and expand our targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. These demands will be intensified if we continue to accelerate our expansion plans.

Development and expansion of our business, including through acquisitions, is subject to regulatory and market risks.

  The successful implementation of our business strategy to provide an integrated bundle of telecommunications services and expand our operations will be subject to a variety of risks, including the following:

  .  competition and pricing;

  .  the availability of capital on favorable terms;

  .  regulatory uncertainties;

  .  operating and technical problems;

  . the need to establish and maintain interconnection and collocation arrangements with incumbent local exchange carriers in our target markets; and
  .  the potential difficulties of offering local exchange services.

  In addition, the expansion of our business may involve acquisitions of other telecommunications businesses and assets that, if made, could divert our resources and management time and could require integration with our existing operations. We cannot assure you that any acquisitions could be successfully integrated into our operations or that any acquired business will perform as expected. Our failure to implement our expansion and growth strategy successfully would have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to significant competitive pressures.

  Our industry is highly competitive and the level of competition, particularly with respect to pricing, is increasing. For example, prices for long distance services and for data transmission services have declined substantially in recent years. These prices are expected to continue to decline, which will adversely affect our gross margins as a percentage of revenues. In addition, many of our existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than our own. We cannot assure you that we will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of our markets.

  . We face intense competition from incumbent local exchange carriers, especially BellSouth Telecommunications, Inc.

    Our local telephone services and intraLATA long distance services, which are long distance telephone services that originate and terminate in the same Local Access and Transport Area, are substantially similar to those offered by the incumbent local exchange carriers serving the markets that we serve or plan to serve. BellSouth is the incumbent local exchange carrier and a particularly strong competitor in most of those markets. BellSouth and other incumbent local exchange carriers already have relationships with every customer. These carriers may be able to subsidize services of the type we offer from service revenues not subject to effective competition, which could result in even more intense price competition. In addition, successful implementation of our business plan for provision of local telephone services is dependent on our ability to obtain local loop and other services and facilities from BellSouth. We expect that competition from BellSouth in the provision of local telephone services will continue to be intense. By impeding, hindering or delaying provision of services and facilities to us, BellSouth could inhibit or prevent us from providing local telephone service to our customers, which would place us at a substantial competitive disadvantage.

  . Other competitors and technologies in our industries may further increase competition

    Providers of long distance services and wholesale long-haul services. We compete with long distance carriers in the provision of interLATA long distance services, which are long distance services that originate and terminate in different Local Access and Transport Areas, and wholesale long-haul services. The three major long distance carriers are AT&T Corp., MCI WorldCom, Inc. and Sprint Corporation. Other companies operate or are building networks in the southern United States and other geographic areas. Our other competitors in the long distance services and wholesale long-haul services markets include or are likely to include Regional Bell Operating Companies, or RBOCs, providing out-of-region and, with the future removal of regulatory barriers, in-region long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. We also compete with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to various portions of our business.

    Wireless providers. In the future, providers of wireless services may offer products that increasingly become a substitute for, rather than only a supplement to, a customer's wireline communications services. Competition with providers of wireless telecommunications services may be intense. Many of our potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than we do. In recent years, the Federal Communications Commission, or FCC, has made additional spectrum available through public auction for use in wireless communications, including broadband local loops.

    New transmission technologies. We also may increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees. Other competitors are also deploying new transmission technologies in their networks to upgrade capacity and reduce costs as well as deploying other advanced networks.

    Competitive local exchange carriers. We will face competition in the markets in which we operate from one or more competitive local exchange carriers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T, MCI WorldCom, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other competitive local exchange carriers in certain locations, and are expected to expand that activity as opportunities created by the Telecommunications Act of 1996 develop. BellSouth has announced plans to provide local service in areas of its region where it is not the incumbent local exchange carrier, and to establish its own less regulated "competitive local exchange carrier" subsidiaries. In connection with those plans, BellSouth has proceeded to file tariffs with some state regulatory authorities.

  .  Business combinations and strategic alliances may increase competition

    A continuing trend toward business combinations and strategic alliances in the telecommunications industry may further increase competition. These types of strategic alliances and business combinations could put us at a significant competitive disadvantage.

  .  Recent legislation and regulation may also increase competition

    Long distance services. The Telecommunications Act of 1996 creates the foundation for increased competition in the long distance market from the incumbent local exchange carriers. Such competition could affect the successful implementation of our business plans. For example, some provisions of the Telecommunications Act eliminate previous prohibitions on the provision of both retail and wholesale interLATA long distance services by the RBOCs, subject to compliance by these companies with requirements set forth in the Telecommunications Act and implemented by the FCC. Although the FCC has rejected several RBOC applications to provide interLATA services, including applications from BellSouth covering the states of South Carolina and Louisiana, it recently granted the application of Bell Atlantic to provide interLATA service in New York, and it is currently considering whether to grant the application of SBC Communications, Inc. for authority in Texas. BellSouth is actively pursuing favorable state-level approval in Georgia with the goal of obtaining

    FCC approval in early 2000 to provide interLATA services in that state. BellSouth is also at various stages of the approval process in other states in its region, and it is possible that interLATA entry could be approved in one or more of those states in 2000. In addition, legislation is pending in Congress that, if enacted, would relax interLATA restrictions in some respects. We could be adversely affected if the RBOCs, and particularly BellSouth, are allowed to provide wireline interLATA long distance services within their own regions before local competition is established.

    Broadband local services. The FCC has proposed new rules that would give the major incumbent local exchange carriers more freedom if they offer local services through separate subsidiaries. Specifically, incumbent local exchange carriers would be allowed to offer advanced data services through such subsidiaries without dominant carrier regulation and without the obligation to make network facilities and services of that affiliate available to competitors. The FCC recently approved a similar structure in connection with its approval of the proposed merger between SBC Communications and Ameritech Corporation. We are evaluating how such actions would affect our ability to compete with BellSouth and other incumbent local exchange carriers. In a related development, cable operators are beginning to offer customers broadband access to the Internet. AT&T has announced that it intends to use its own cable systems to provide broadband telecommunications services, and is pursuing arrangements with other cable operators to do the same over those operators' facilities. We could be adversely affected in the future if we are not able to offer broadband services to some of our customers because of limitations on our ability to reach those customers over broadband local network facilities.

    Additional flexibility for incumbent local exchange carriers. The FCC has adopted new policies and rules that would grant the incumbent local exchange carriers additional flexibility in the pricing of interstate access services. In addition, states are considering or have approved incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Any pricing flexibility or other significant deregulation of the incumbent local exchange carriers could have a material adverse effect on our business. To the extent the incumbent local exchange carriers are permitted to engage in increased volume and discount pricing practices before there is full competition in local services, or given other regulatory freedom, our business, results of operations and financial condition could be adversely affected.

    Access charges; universal service. We also could be adversely affected by FCC or state regulatory decisions affecting access charges and universal service. Such decisions could increase our costs of providing service or limit our ability to recover those costs from rates charged to customers. The effect on us would be particularly adverse to the extent that we bear a disproportionate share of these costs compared to our competitors. These matters are the subject of ongoing regulation, and important issues regarding the future of access and universal service charges remain to be resolved.

We face significant challenges in offering local services, including the need to make significant investments and compete with established providers.

  We will have to continue to make significant operating and capital investments and to address numerous operating complexities to implement our local telephone services strategy. Because of these and possible other unknown factors, we cannot assure you that we will be successful in implementing our local services strategy. Our inability to implement this strategy could have a material adverse affect on our business, results of operations and financial condition. To implement our local services strategy, we are required to:

  .  develop new products, services and systems;

  .  develop new marketing initiatives;

  .  train our sales force in connection with selling these services; and

  . implement the necessary billing and collection systems for these services.

  In addition, we expect to continue to face significant pricing and product competition from the RBOCs, whose core business is providing local dial tone service and who are currently the dominant providers of services in their markets. We also will face significant competitive product and pricing pressures from other incumbent local exchange carriers and from other companies like us which attempt to compete in the local services market.

  We also expect that the addition of local service to our bundle of telecommunications services will continue to have a negative impact on our gross margin as a percentage of revenues. This is because the gross margin on the resale of local services through incumbent local exchange carrier facilities is lower than the gross margin on our other lines of business. Gross margin means gross revenues less cost of services.

The long distance transmission industry is subject to pricing pressures and risks of industry over-capacity.

  Since shortly after the AT&T divestiture in 1984, the long distance transmission industry generally has experienced over-capacity and declining prices. These trends have exerted downward pressure affecting our broadband transport services, and we anticipate that prices for our broadband transport services will continue to decline over the next several years. Dramatic and substantial price reductions in the long distance industry could force us to reduce our prices significantly, which could have a material adverse effect on our business, results of operations and financial condition.

  We expect these price declines will occur because:

  .  some long distance carriers are expanding their capacity generally;

  . other existing long distance carriers and potential new carriers are constructing new fiber optic and other long distance transmission networks in the southern United States, and BellSouth is likely to receive authority to use its excess capacity to market in-region interLATA services;

  . expansion and new construction of transmission networks is likely to create substantial excess capacity relative to demand in the short- or medium-term, and persons building such lines are likely to install fiber optic cable that provides substantially more transmission capacity than will be needed because the cost of the actual fiber is a relatively small portion of the overall cost of constructing new lines;

  . recent technological advances may also greatly expand the capacity of existing and new fiber optic cable; and

  . the marginal cost of carrying an additional call over existing fiber optic cable is extremely low.

  An increase in the capacity of our competitors could adversely affect our business, even if we are also able to increase our capacity. If industry capacity expands so much that available capacity exceeds overall demand along any of our routes, severe additional pricing pressure could develop. This also could have a material adverse affect on our business, results of operations and financial condition. See "Our business is subject to significant competitive pressures" above for more information on the competitive pressures in our industry.

The local and long distance industries are subject to significant government regulation, and the regulations may change.

  We are required to obtain authorizations from the FCC and state public utility commissions to offer some of our telecommunications services. We are also required to file tariffs for many of our services and to comply with local license or permit requirements relating to installation and operation of our network. Any of the following could have a material adverse effect on our business, results of operations and financial condition:

  .  failure to maintain proper federal and state tariffs;

  .  failure to maintain proper state certifications;

  .  failure to comply with federal, state or local laws and regulations;

  .  failure to obtain and maintain required licenses and permits;

  . burdensome license or permit requirements to operate in public rights-of-way; and

  .  burdensome or adverse regulatory requirements or developments.

  In addition, we recently entered the newly created competitive local telecommunications services industry. The local telephone services market was opened to competition through the passage of the Telecommunications Act in 1996. Because the FCC and the states are still implementing many of the rules and policies necessary for local telephone competition, and addressing other related issues, it is uncertain how successful the Telecommunications Act will be in creating local competition. If we are required to change or delay our offering of local services as a result of changes in regulatory requirements, we may experience adverse effects on our business, results of operations and financial condition.

We depend on access service from incumbent local exchange carriers to provide long distance and interexchange private services and we could be adversely affected if we do not benefit from reduced access charges at least as much as our competitors.

  We depend on incumbent local exchange carriers to provide access service for the origination and termination of our toll long distance traffic and for interexchange private lines. Historically, charges for these access services have made up a significant percentage of the overall cost to competitive local exchange carriers of providing long distance service. In 1998, the FCC implemented changes to its interstate access rules that, among other things, have reduced per-minute access charges and substituted new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates and established new rules to recover subsidies to support universal service and other public policies. Additional access charge adjustments were implemented in July 1999, and others are expected in the future. The impact of these changes on us or our competitors is not yet clear. We could be adversely affected if we do not experience access cost reductions proportionally equivalent to those of our competitors. New Internet-based competitors generally are exempt from these charges, which could give them a significant cost advantage in this area.

If we are unable to interconnect with BellSouth and incumbent local exchange carriers on acceptable terms, our ability to offer local telephone services will be adversely affected.

  In August 1996, the FCC adopted rules and policies implementing the local competition provisions of the Telecommunications Act and imposing obligations on the incumbent local exchange carriers, including the RBOCs, to enter into interconnection agreements with new competitive entrants like ITC/\DeltaCom. We depend on our interconnection agreements with incumbent local exchange carriers such as BellSouth, GTE Corporation, SBC Communications and Sprint to:

  . provide local telephone service through access to local loops, termination service and, in some markets, central office switches of these carriers;

  . resell local telephone services that we obtain from the incumbent local exchange carriers on a wholesale basis; and

  . obtain operational support to ensure timely delivery to us of network elements and wholesale services from the incumbent local exchange carriers.

In January 1999, the U.S. Supreme Court upheld the FCC's authority to adopt and implement these rules, but required the FCC to reconsider the list of network elements that incumbent local exchange carriers must make available to competitors. In September 1999, the FCC largely reaffirmed its existing requirements.

  Incumbent local exchange carriers meet their obligations under the Telecommunications Act through the use of interconnection agreements negotiated with competitive local exchange carriers under regulatory supervision. These agreements have been the subject of ongoing disputes, and key issues remain open. Our ability successfully to negotiate interconnection agreements on a timely basis and on favorable terms is critical to our ability to provide local services on a competitive and profitable basis. We cannot assure you that we will be able to enter into or renew interconnection agreements that permit us to offer local services at rates that are both profitable and competitive. Any successful effort by the incumbent local exchange carriers to deny or substantially limit our access to their network elements or wholesale services would have a material adverse effect on our ability to provide local telephone services. This would have a material adverse effect on our business, results of operations and financial condition.

  Our interconnection agreement with BellSouth, which was our most significant interconnection agreement and enabled us to provide local services in nine markets in which BellSouth operates, expired on July 1, 1999. That agreement allowed us to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without having to buy or build our own facilities. The agreement provides that the parties will continue to exchange traffic under the existing terms of the agreement after its expiration until such time as renewal terms, conditions and prices are negotiated by the parties or are ordered by the applicable state regulatory authority. The new terms, conditions and prices would then be applied retroactively to July 1, 1999.

  When our attempts to negotiate with BellSouth to renew the terms of the interconnection agreement failed, we filed for arbitration of unresolved issues with the applicable state regulatory authorities in all BellSouth states except Kentucky and Mississippi. In Mississippi, we opted into, and currently provide local service under, an existing interconnection agreement between BellSouth and another competitive local exchange carrier. As of April 26, 2000, the applicable state regulatory authorities in South Carolina, Florida, North Carolina and Tennessee have issued rulings on the arbitration proceedings, while the Alabama, Georgia and Louisiana regulatory authorities have not yet issued such rulings. The rulings we have received generally contain some terms, conditions and prices that are not as favorable to us as the terms of our original interconnection agreement. We are subject to the risk that these decisions and the resulting terms of our new interconnection agreements with BellSouth, when taken as a whole, could impair our ability to provide local services in some of our markets on a competitive and profitable basis. This could have a material adverse effect on our business, results of operations and financial condition.

  Under the Telecommunications Act, the RBOCs will not be permitted to provide in-region interLATA long distance services until there is adequate competition in the local services industry. This provides some incentive to the RBOCs to provide access to their facilities to competitive new entrants such as ITC/\DeltaCom. We cannot assure you, however, that once BellSouth or other RBOCs are permitted to offer long distance service, they will continue to be willing to enter into interconnection agreements with us that will enable us to provide local services on competitive and profitable terms.

We are dependent upon rights of way and other third-party agreements to expand and maintain our fiber optic network.

  To construct and maintain our fiber optic network, we have obtained easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors and local governments. We cannot assure you that we will continue to have access to existing rights of way and franchises after the expiration of our current agreements, or that we will obtain additional rights necessary to extend our network on reasonable terms. In addition, third parties may challenge our use of rights of way obtained by others. If a franchise, license or lease agreement were terminated and we were forced to remove or abandon a significant portion of our network, such a termination could have a material adverse effect on our business, results of operations and financial condition. Similarly, our business plans could be adversely affected if our network expansion is hindered through delays or denials of rights of way, easements or related licenses on competitive terms.

Our inability to maintain our network infrastructure, portions of which we do not own, could adversely affect our business, results of operations and financial condition.

  Network agreements may be terminated. Cancellation or non-renewal of some of our significant network agreements could materially adversely affect our business, results of operations and financial condition. We have effectively extended our network with minimal capital expenditures by entering into marketing and management agreements with three public utility companies to sell long-haul private line services on the fiber optic networks owned by these companies. Under these agreements, which have remaining terms ranging from two to five years, we generally earn a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. We also have an agreement to buy and sell capacity with Carolinas Fibernet, which manages fiber optic facilities in North Carolina and South Carolina.

  Some of our agreements are non-exclusive. Two of our three agreements with the public utility companies are nonexclusive, and we may encounter competition for capacity on the utilities' networks from other service providers that enter into comparable arrangements with the utilities. Any reduction in the amount of capacity that is made available to us could adversely affect us. To the extent that we are unable to establish similar arrangements in new markets, we may be required to make additional capital expenditures to extend our fiber optic network.

  We may experience network equipment failures or cable cuts. Our business also could be materially adversely affected by a cable cut or equipment failure in our fiber optic network. A portion of our owned and managed fiber optic network is not protected by electronic redundancy in the event of a total cable cut. Electronic redundancy enables us to reroute traffic to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure.

  We are dependent on large customers for a significant percentage of our revenues and we cannot assure you that we will be able to retain those customers.

  The table below sets forth, for the years ended December 31, 1999 and 1998, the percentage of our consolidated revenues accounted for by our two largest broadband transport services customers and our five largest retail services customers.

                                       Year ended             Year ended
                                   December 31, 1999      December 31, 1998
                                 ---------------------- ----------------------
Two largest broadband transport  Approximately 10.6% of Approximately 13.1% of services customers............. consolidated revenues  consolidated revenues
Five largest retail services     Approximately 11.3% of Approximately 8.5% of
 customers...................... consolidated revenues  consolidated revenues

  We cannot assure you that we will be able to retain our customers. The loss of, or a significant decrease of business from, any of our largest customers would have a material adverse effect on our business, results of operations and financial condition.

  For both broadband transport services and retail services, our customers generally have concurrent arrangements with more than one service provider. This enables our customers to reduce their use of our services and switch to other providers without incurring significant expense. Our agreements with our customers generally provide that the customer may terminate service without an "early discontinuance charge" in the event of specified types of outages in service and for other defined causes. As of December 31, 1999, our broadband transport services business had remaining future long-term contract commitments totaling approximately $114.2 million. Some of those contractual commitments provide that, if the customer is offered lower prices with respect to any circuit by another carrier, the customer's commitment to us will be reduced to the extent we do not match the price for such circuit and the customer purchases such circuit from the other carrier.

We are dependent on sophisticated billing, customer service and information systems.

  We depend on sophisticated information and processing systems to grow, monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we increase our provision of dial tone and switched local access services, the need for enhanced billing and information systems will also increase. Our inability to identify adequately all of our information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on our ability to reach our objectives and on our business, results of operations and financial condition.

We are subject to risks associated with rapid changes in technology.

  The telecommunications industry is subject to rapid and significant changes in technology. In addition, we may be required to select in advance one emerging technology over another, but it will be impossible to predict with any certainty, at the time we are required to make our investment, which technology will prove to be the most economic, efficient or most capable of attracting customer usage. Unexpected developments, or our failure to adapt to them, could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on our ability to attract and retain key personnel.

  Our business is currently managed by a small number of key management and operating personnel, including our executive officers. We do not have any employment agreements with, nor do we maintain "key man" insurance on, these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on our business, results of operations and financial condition.

Our operating results could vary significantly from period to period.

  Our revenues and operating results could vary significantly from period to period for many reasons, including the following:

  . significant expenses associated with the construction and expansion of our network and services;

  .  competition and regulatory developments;

  .  changes in market growth rates for our products and services;

  .  availability or announcement of alternative technologies; and

  .  general economic conditions.

  These factors and any resulting fluctuations in our operating results will make period-to-period comparisons of our financial condition less meaningful and could have a material adverse effect on our business, results of operations and financial condition.

We do not pay dividends on our capital stock.

  We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. The indentures under which we have issued our publicly traded notes and our senior secured credit facility contain restrictions on our ability to pay dividends.

Several provisions in our certificate of incorporation and bylaws could have effects that conflict with the interests of our stockholders.

  Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. In particular, the classification of our board of directors may delay or impede the removal of incumbent directors and therefore could have the effect of delaying a change in control. In addition, our certificate of incorporation authorizes the board of directors to issue shares of our preferred stock, in one or more series, without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the board of directors may determine. Any such issuances of preferred stock could make it more difficult for a third party to acquire control of us.

The market price of our common stock has fluctuated significantly, and could fluctuate significantly in the future, as a result of our operating performance and conditions in our industry.

  The market price of our common stock has fluctuated over a wide range since it began trading publicly after our initial public offering in October 1997. The market price may continue to fluctuate in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things:

  .  the depth and liquidity of the trading market for our common stock;

  . quarterly variations in actual or anticipated operating results and growth rates;

  .  changes in estimates by analysts;

  .  market conditions in our industry;

  .  announcements by competitors;

  .  regulatory actions; and

  .  general economic conditions.

  In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stocks of telecommunications companies.

  Any of these events could likely result in a material adverse effect on the market price of our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors" beginning on page 1 of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, further events or otherwise.

  Unless we indicate otherwise, as used in this prospectus and any accompanying prospectus supplement, "ITC/\DeltaCom," "we" and "us" mean ITC/\DeltaCom, Inc., a Delaware corporation, and its consolidated subsidiaries.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

  This prospectus and the accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

  This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W      7 World Trade Center       500 West Madison Street
Room 1024                  Suite 1300                 Suite 1400
Washington, D.C. 20549     New York, New York 10048   Chicago, Illinois 60661

  You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

  Our common stock is quoted on The Nasdaq National Market under the symbol "ITCD," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

  Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, including any filings after the date of the initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated:

  1. our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, which was filed with the SEC on March 30, 2000, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, which was filed with the SEC on April 18, 2000;

  2. our Current Reports on Form 8-K which were filed with the SEC on March 1, 2000 and March 9, 2000; and

  3. the description of our common stock included in a registration statement on Form 8-A, which was filed with the SEC on October 22, 1997, including any amendments or reports filed for the purpose of updating that description.

  You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (706) 385-8000 between the hours of 9:00 a.m. and 4:00 p.m., West Point, Georgia local time:

                               ITC/\DeltaCom, Inc.
                         Attention: Investor Relations

                          1791 O.G. Skinner Drive
                           West Point, Georgia 31833

                             ABOUT ITC/\DELTACOM

  We are a full service provider of integrated voice and data telecommunications services on a retail basis to mid-sized and major regional businesses in the southern United States. We are also a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States.

Our Retail Services Segment

  We are a full service provider of integrated retail telecommunications services to mid-sized and major regional businesses in a bundled package tailored to the business customer's specific needs. These retail services include:

  .  local exchange services;

  .  long distance services;

  .  toll calling, calling card and operator services;

  . Asynchronous Transfer Mode, or "ATM," frame relay and high capacity broadband private line services;

  . primary rate interface connectivity and collocation services to Internet service providers;

  . enhanced services, including conference calling, fax broadcasting and prepaid calling cards;

  . consulting, integration, operation and proactive management of data networks;

  . in-depth network performance analysis and implementation and design services for data network deployment;

  .  Internet, intranet and Web page hosting services; and

  .  customer premise equipment sales, installation and repair.

  In connection with offering local exchange services, we have entered into interconnection agreements with the following incumbent local exchange carriers:

  .  BellSouth, for all of its markets except Kentucky;

  .  GTE Corporation, for its Alabama, Florida and North Carolina markets;

  .  Sprint, for its Florida and North Carolina markets; and

  .  SBC Communications, for its Arkansas and Texas markets.

  The interconnection agreements allow us to resell the local exchange services of the incumbent carrier and to interconnect our network with their networks. This allows us to offer local exchange services to our current customer base and to enter new markets with minimal capital expenditures. We intend to complete interconnection agreements with GTE, SBC Communications and Sprint for certain other markets that we serve or intend to serve.

Our Broadband Transport Services Segment

  We also provide wholesale long-haul services, which we call our "broadband transport services," to other telecommunications carriers. This means we sell capacity on our network to, and switch and transport telecommunications traffic for, such carriers. Our broadband transport services customers include AT&T, MCI WorldCom, Qwest Communications International, Inc., Sprint, Cable & Wireless Communications, Inc., Allnet Communications Services, Inc. d/b/a Frontier Communications Services and Broadwing, Inc.

Our Principal Executive Offices, Telephone Number and Internet Address

  Our headquarters are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, our telephone number at this address is (706) 385-8000 and our Internet Web site is located at http://www.itcdeltacom.com. The contents of our Web site are not part of this prospectus.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used:

  . to fund an accelerated market expansion of our telecommunications business, including expansion of our fiber optic network, expansion of our Internet service provider local telecommunications services, expansion and enhancement of our data and Internet access services and the opening of new sales offices; and

  .  for additional working capital and other general corporate purposes.

  The precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities.

  As part of our business strategy, we intend to continue to evaluate potential acquisitions, joint ventures and strategic alliances in areas such as wireline and wireless services, network construction and infrastructure and Internet access. We may use a portion of the net proceeds from the sale of offered securities to fund any such acquisitions, joint ventures or strategic alliances.

  When we offer a particular series of offered securities, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the specific application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities or to reduce any indebtedness outstanding under our senior secured credit facility.

                                 ERISA MATTERS

  ITC/\DeltaCom and its subsidiaries may each be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act, or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code, with respect to some employee benefit plans that are subject to ERISA. The purchase of offered securities by an ERISA plan, including an individual retirement plan, that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Internal Revenue Code and with respect to which ITC/\DeltaCom or any of its affiliates is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or the Internal Revenue Code, unless such offered securities are acquired pursuant to and in accordance with an applicable federal statutory exemption, or administrative exemption issued on a class-wide basis by the United States Department of Labor. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

                         RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth ITC/\DeltaCom's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. ITC/\DeltaCom has 1,480,771 shares of Series A Preferred Stock issued and outstanding. No dividends have been declared or have accrued on this preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

  The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations before income taxes and fixed charges and preferred stock dividends by total fixed charges and preferred stock dividends. Fixed charges represent interest expense, including capitalized interest, the amortization of debt issuance costs, and the portion of rental expense under operating leases representing interest.

                                                       Fiscal Year
                                           -----------------------------------
                                            1999    1998    1997    1996  1995
                                           ------- ------- ------- ------ ----
                                            (in thousands, except ratio data)
Ratio of earnings to combined fixed
 charges and preferred stock dividends....     --      --      --     --   --
Deficiency of earnings to combined fixed
 charges and preferred stock dividends.... $54,885 $32,360 $13,663 $5,143 $807

                          DESCRIPTION OF COMMON STOCK

  The following description sets forth the general terms of the common stock which we may issue. The description set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which will be made available upon request.

General

  Our certificate of incorporation provides that we have authority to issue 90,000,000 shares of our common stock, par value $.01 per share. At April 25, 2000, there were 60,295,337 shares of our common stock issued and outstanding.

  Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, together with the holders of all other classes of stock, to attend the special and annual meetings of our stockholders and to cast one vote for each outstanding share of common stock held upon any matter, including the election of one or more directors, properly considered and acted upon by the stockholders.

  Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any dissolution, liquidation, or winding up of ITC/\DeltaCom, whether voluntary or involuntary, will become entitled to participate in the distribution of any assets of ITC/\DeltaCom remaining after ITC/\DeltaCom has paid, or provided for the payment of, all of its debts and liabilities and after ITC/\DeltaCom has paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

  Dividends.   Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends on an equal per-share basis, but only when and as declared by our board of directors out of legally available funds. We have never paid cash dividends on the common stock. The indentures under which we have issued our publicly traded notes and our senior secured credit facility contain restrictions on our ability to pay dividends.

  No holder of our common stock has any preemptive right to subscribe for any of our securities, nor does any holder of our common stock have conversion rights. The rights, privileges, preferences and priorities of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock and shares of any series of preferred stock which we may designate and issue in the future. See "Description of Preferred Stock" for information about our Series A Preferred Stock and the terms of other preferred stock we may issue in the future.

Some Important Charter and Statutory Provisions

  Classified Board of Directors. Our certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. The certificate further provides that any alteration, amendment or repeal of certain sections of the certificate relating to the election and classification of the board of directors, indemnification and the vote requirements for such amendments to the certificate requires the approval of the holders of at least two-thirds of the shares entitled to vote thereon. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of ITC/\DeltaCom.

  Section 203 of the Delaware General Corporation Law. ITC/\DeltaCom is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

  . before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

  . any merger or consolidation of the corporation with the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

  The application of section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we approve even if a change in control of ITC/\DeltaCom would be beneficial to the interests of our stockholders.



  Special Redemption Provisions. The certificate of incorporation empowers our board of directors to redeem any of ITC/\DeltaCom's outstanding capital stock to the extent necessary to prevent the loss of or secure the reinstatement of any license from any governmental agency which is conditioned upon the holder of our capital stock possessing prescribed qualifications. The redemption price of the shares to be redeemed will be a price determined by the board of directors, which price will be at least equal to:

  . the fair market value of the shares as determined in accordance with the certificate of incorporation; or

  . in the case of a "Disqualified Holder," the lesser of fair market value or such holder's purchase price, if the stock was purchased within one year of such redemption.

  A "Disqualified Holder" is any holder of shares of stock of ITC/\DeltaCom whose holding of that stock may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by ITC/\DeltaCom or any of its subsidiaries to conduct any portion of the business of ITC/\DeltaCom or any of its subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments of their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee. The Telecommunications Act also states that these parties may not own more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting such ownership, but the FCC has established presumptions in favor of allowing substantial foreign ownership by such investors if they are based in World Trade Organization member countries. Additionally, the FCC's rules under some conditions may limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         DESCRIPTION OF PREFERRED STOCK

  The following description sets forth the general terms of the preferred stock which we may issue. The description set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation determining the terms of the related series of preferred stock, and our bylaws, each of which will be made available upon request.

General

  Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of up to 5,000,00 shares of preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, our board of directors has not provided for the issuance of any series of preferred stock other than the Series A Preferred Stock. At April 26, 2000, there were 1,480,771 shares of our Series A Preferred Stock issued and outstanding.

  Our board of directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval. By authorizing the issuance of shares of preferred stock with certain voting, conversion or redemption rights, the board of directors could adversely affect the voting power of the holders of our common stock and could discourage any attempt to obtain control of ITC/\DeltaCom.

Series A Preferred Stock

  Conversion rights.   Holders of Series A Preferred Stock have the right, at
any time after March 14, 2002, to convert each share of Series A Preferred Stock into one share of our common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and other specified events.

  Liquidation rights.   In the event of any dissolution, liquidation or winding
up of ITC/\DeltaCom, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to receive a distribution of $7.40 per share, plus any declared and unpaid dividends, before any payment or distribution of assets to holders of our common stock or any other series or classes of stock ranking junior to the Series A Preferred Stock. After the Series A Preferred Stock distribution and any distribution to holders of shares of any other class or series of stock having preference over the common stock have received the full preferential amounts to which they are entitled, holders of our common stock and holders of any other class or series of stock entitled to participate with the common stock in the event of any liquidation, dissolution or winding up if ITC/\Deltacom will be entitled to an equivalent distribution of $7.40 per share, plus any declared and unpaid dividends, out of the remaining assets of ITC/\DeltaCom legally available for distribution. Holders of the Series A Preferred Stock will then be entitled to share ratably in the distribution of any remaining assets of ITC/\DeltaCom with the holders of our common stock and holders of any other class or series of stock entitled to participate with the common stock in the event of any liquidation, dissolution or winding up of ITC/\Deltacom. In this distribution, holders of the Series A Preferred Stock will be entitled to receive an amount equal to the distribution made in respect of the number of shares of common stock into which the Series A Preferred Stock is then convertible.

  Dividend rights.   The holders of Series A Preferred Stock are entitled to
receive, when, as and if declared by our board of directors out of legally available funds, dividends in an amount per share of Series A Preferred Stock equal to the dividends payable on the number of shares of common stock into which one share of Series A Preferred Stock is then convertible. So long as any shares of Series A Preferred Stock are outstanding, no dividends may be declared or paid on any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to dividends, unless dividends are also paid on the Series A Preferred Stock in an amount per share equal to the dividends payable on the number of shares of ITC/\DeltaCom common stock into which one share of Series A Preferred Stock is then convertible.

  No redemption rights.   The Series A Preferred Stock is not subject to
mandatory or optional redemption.

  Voting rights. Except as set forth in the following sentence and except as otherwise from time to time required by law, holders of Series A Preferred Stock have no voting rights. The affirmative vote of holders of at least two-thirds of the shares of Series A Preferred Stock outstanding is necessary for:

  . the authorization or issuance of any class or series of stock ranking prior to the Series A Preferred Stock as to dividends or the distribution of assets upon dissolution, liquidation or winding up of ITC/\DeltaCom;

  .  an increase in the authorized or issued amount of Series A Preferred
     Stock; or

  . the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provision of the certificate of incorporation that would affect any right, preference or voting power of the Series A Preferred Stock.

Terms of the Preferred Stock that We May Offer and Sell to You

  You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

  (1) the title and stated value of the preferred stock being offered;

  (2) the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

  (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

  (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

  (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered;

  (6) the provisions for a sinking fund, if any, for the preferred stock being offered;

  (7) the provisions for redemption, if applicable, of the preferred stock being offered;

  (8) any listing of the preferred stock being offered on any securities exchange or market;

  (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock of ITC/\DeltaCom, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  (10) voting rights, if any, of the preferred stock being offered;

  (11) whether interests in the preferred stock being offered will be represented by depositary shares;

  (12) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

  (13) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom;

  (14) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom; and

  (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Rank

  Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of ITC/\DeltaCom, rank:

  (1) senior to all classes or series of common stock of ITC/\DeltaCom and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

  (2) on a parity with all equity securities issued by ITC/\DeltaCom other than those referred to in clauses 1 and 3; and

  (3) junior to all equity securities issued by ITC/\DeltaCom the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered.

  The term "equity securities" does not include convertible debt securities.

Distributions

  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of assets of ITC/\DeltaCom legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each distribution will be payable to holders of record as they appear on the stock transfer books of ITC/\DeltaCom on the record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Redemption

  If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of ITC/\DeltaCom, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom, before any distribution or payment will be made to the holders of any common stock or any other class or series of shares of capital stock of ITC/\DeltaCom ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of ITC/\DeltaCom, the holders of each series of preferred stock will be entitled to receive out of assets of ITC/\DeltaCom legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of the remaining assets of ITC/\DeltaCom. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of ITC/\DeltaCom are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of ITC/\DeltaCom ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of ITC/\DeltaCom will be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of ITC/\DeltaCom with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of ITC/\DeltaCom, will not be deemed to constitute a liquidation, dissolution or winding up of ITC/\DeltaCom.

Voting Rights

  Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

  Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or ITC/\DeltaCom's certificate of incorporation if the amendment would:

  (1) increase or decrease the aggregate number of authorized shares of that series of preferred stock,

  (2) increase or decrease the par value of that series of preferred stock, or

  (3) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

in which case the approval of proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

Conversion Rights

  The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating to that series. These terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at ITC/\DeltaCom's option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

General

  We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between ITC/\DeltaCom and the "depositary" named in the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all of the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

  The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by ITC/\DeltaCom to the depositary, ITC/\DeltaCom will cause the depositary to issue, on behalf of ITC/\DeltaCom, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from ITC/\DeltaCom upon request, and the statements made in this summary relating to the deposit agreement and the depositary receipts to be issued under the deposit agreement are summaries of provisions of the deposit agreement and the related depositary receipts. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of ITC/\DeltaCom, sell the property and distribute the net proceeds from the sale to the holders.

  No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

  Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary shares as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

  Whenever ITC/\DeltaCom redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided ITC/\DeltaCom shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by any other equitable method determined by ITC/\DeltaCom.

  From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon the redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and ITC/\DeltaCom will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

  In the event of the liquidation, dissolution or winding up of ITC/\DeltaCom, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

  The depositary shares, as such, are not convertible into common stock or any other securities or property of ITC/\DeltaCom. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct ITC/\DeltaCom to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of ITC/\DeltaCom or other shares of stock. ITC/\DeltaCom has agreed that upon receipt of those instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion. If such conversion would result in a fractional share being issued, an amount will be paid in cash by ITC/\DeltaCom equal to the value of the fractional interest based upon the closing price of the common stock on the last business day before the conversion.

Amendment and Termination of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between ITC/\DeltaCom and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. Subject to exceptions in the deposit agreement, no amendment will impair the right of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

  The deposit agreement may be terminated by ITC/\DeltaCom upon not less than 30 days prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt. In addition, the deposit agreement will automatically terminate if:

  (1) all outstanding depositary shares have been redeemed;

  (2) there has been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of ITC/\DeltaCom and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

  (3) each share of the related preferred stock has been converted into securities of ITC/\DeltaCom not so represented by depositary shares.

Charges of Preferred Stock Depositary

  ITC/\DeltaCom will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, ITC/\DeltaCom will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

  The depositary may resign at any time by delivering to ITC/\DeltaCom notice of its election to do so, and ITC/\DeltaCom may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

  The depositary will forward to holders of depositary receipts any reports and communications from ITC/\DeltaCom which are received by the depositary with respect to the related preferred stock.

  Neither the depositary nor ITC/\DeltaCom will be liable if it is prevented from performing or is delayed in performing its obligations under the deposit agreement by law or any circumstances beyond its control. The obligations of ITC/\DeltaCom and the depositary under the deposit agreement will be limited to performing their duties in good faith and without negligence or, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, without gross negligence or willful misconduct. ITC/\DeltaCom and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. ITC/\DeltaCom and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and ITC/\DeltaCom, on the other hand, the depositary will be entitled to act on such claims, requests or instructions received from ITC/\DeltaCom.

                            DESCRIPTION OF WARRANTS

General

  We may issue warrants to purchase our common stock, preferred stock or depositary shares. We may issue warrants independently or together with any offered securities, and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between ITC/\DeltaCom and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of ITC/\DeltaCom in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

  The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

   (1) the title of the warrants;

   (2) the designation, amount and terms of the securities for which the warrants are exercisable;

   (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

   (4) the price or prices at which the warrants will be issued;

   (5) the aggregate number of warrants;

   (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

   (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

   (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

   (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  (11) the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  (12) the maximum or minimum number of warrants which may be exercised at any time; and

  (13) information with respect to book-entry procedures, if any.

Exercise of Warrants

  Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

  Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, ITC/\DeltaCom will, as soon as practicable, forward the shares of preferred stock, shares of common stock or depositary shares purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS TO PURCHASE COMMON STOCK OR PREFERRED
                         STOCK AND STOCK PURCHASE UNITS

  Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from ITC/\DeltaCom, and ITC/\DeltaCom to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of:

  (1) a stock purchase contract, and

  (2) preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

  The stock purchase contracts may require ITC/\DeltaCom to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

  The securities related to the stock purchase contracts will be pledged to a collateral agent, for the benefit of ITC/\DeltaCom, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to ITC/\DeltaCom's security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to the stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

  Except as described in the applicable prospectus supplement, upon receipt of distributions on the pledged securities, the collateral agent will distribute the payments to ITC/\DeltaCom or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

General

  We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock or common stock. We may issue subscription rights independently or together with any other offered security and which may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriters will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by us.

  The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

  (1) the title of the subscription rights;

  (2) the securities for which the subscription rights are exercisable;

  (3) the exercise price for the subscription rights;

  (4) the number of subscription rights issued to each stockholder;

  (5) the extent to which the subscription rights are transferable;

  (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

  (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

  (8) the date on which the right to exercise the subscription rights will commence, and the date on which the right will expire;

  (9) the extent to which the subscription rights offering includes an over-subscription privilege with respect to unsubscribed securities; and

  (10) if applicable, the material terms of any standby underwriting arrangement entered into by ITC/\DeltaCom in connection with the subscription rights offering.

Exercise of Subscription Rights

  Each subscription right will entitle the holder of subscription rights to purchase for cash the number of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

  Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, ITC/\DeltaCom will, as soon as practicable, forward the shares of preferred stock or common stock, depositary shares or warrants purchasable upon exercise of the subscription rights. In the event that not all of the subscription rights issued in any offering are exercised, ITC/\DeltaCom may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of these methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

  We may sell the offered securities:

  .directly to purchasers;

  .through agents;

  .through dealers;

  .through underwriters;

  .directly to our stockholders; or

  .through a combination of any of these methods of sale.

In addition, we may issue the offered securities as a dividend or distribution.

  We may effect the distribution of the offered securities from time to time in one or more transactions either:

  .at a fixed price or prices, which may be changed;

  .at market prices prevailing at the time of sale;

  .at prices related to such prevailing market prices; or

  .at negotiated prices.

  ITC/\DeltaCom may directly solicit offers to purchase offered securities. Agents designated by ITC/\DeltaCom from time to time may also solicit offers to purchase offered securities. Any agent designated by ITC/\DeltaCom, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by ITC/\DeltaCom to such agent will be set forth, in a prospectus supplement.

  If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, ITC/\DeltaCom will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

  If an underwriter is, or underwriters are, utilized in the sale, ITC/\DeltaCom will execute an underwriting agreement with the underwriters at the time of sale to them, and the names of the underwriters will be set forth in a prospectus supplement, which will be used by the underwriters to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, each underwriter may be deemed to have received compensation from ITC/\DeltaCom in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by ITC/\DeltaCom to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

  Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to ITC/\DeltaCom's stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to ITC/\DeltaCom's stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to the subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by ITC/\DeltaCom. If ITC/\DeltaCom does not enter into a standby underwriting arrangement in connection with a subscription rights offering to ITC/\DeltaCom's stockholders, ITC/\DeltaCom may elect to retain a dealer-manager to manage a subscription rights offering for ITC/\DeltaCom. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by ITC/\DeltaCom.

  Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with ITC/\DeltaCom, to indemnification by ITC/\DeltaCom against specified civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect of those specified civil liabilities. Underwriters and agents may engage in transactions with, or perform services for, ITC/\DeltaCom in the ordinary course of business.

  If so indicated in the applicable prospectus supplement, ITC/\DeltaCom will authorize underwriters, dealers or other persons to solicit offers by institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that:

  . the purchase of the offered securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

  . if the offered securities are also being sold to underwriters, ITC/\DeltaCom must have sold to the underwriters the offered securities not sold for delayed delivery.

  The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of the contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

  Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may overallot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

  The validity of the offered securities will be passed upon for ITC/\DeltaCom by Hogan & Hartson L.L.P., McLean, Virginia, special counsel for ITC/\DeltaCom. Hogan & Hartson L.L.P. also provides legal services to affiliated companies of ITC/\DeltaCom and Campbell B. Lanier, III, chairman of ITC/\DeltaCom. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

  The consolidated balance sheets of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 and the related schedule incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                               $300,000,000


                             [ITC/\DeltaCom LOGO]


                         Common Stock, Preferred Stock,

                          Depositary Shares, Warrants,

                      Subscription Rights, Stock Purchase

                       Contracts to Purchase Common Stock

                          or Preferred Stock and Stock

                                 Purchase Units


                                   Prospectus


                           Dated April 27, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth various fees and expenses, other than underwriting discounts and commissions, payable by ITC/\DeltaCom in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

   SEC Registration Fee............................................... $ 33,472
   Printing and Duplicating Expenses..................................  125,000
   Legal Fees and Expenses............................................  100,000
   Accounting Fees and Expenses.......................................   50,000
   Miscellaneous......................................................   51,528
                                                                       --------
     Total............................................................ $360,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

  Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  ITC/\DeltaCom's Restated Certificate of Incorporation contains provisions that provide that no director of ITC/\DeltaCom shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to ITC/\DeltaCom or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. Under the Amended and Restated Bylaws of ITC/\DeltaCom, ITC/\DeltaCom is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, ITC/\DeltaCom has entered into indemnity agreements with each of its directors pursuant to which ITC/\DeltaCom has agreed to indemnify the directors as permitted by the DGCL. ITC/\DeltaCom has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, ITC/\DeltaCom has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

   *1.1 Form of Underwriting Agreement

    4.1 Restated Certificate of incorporation of ITC/\DeltaCom, Inc. (filed as
        Exhibit 3.1 to Registration Statement on Form S-4, as amended,
        Commission File No. 333-71735, and incorporated herein by reference).

    4.2 Amended and Restated Bylaws of ITC/\DeltaCom, Inc. (filed as Exhibit 3.2 to Registration Statement on Form S-1, as amended, Commission File No.
        333-36683 ("Form S-1"), and incorporated herein by reference).

    4.3 Form of Common Stock Certificate of the Company (Filed as Exhibit 4.1 to Form S-1 and incorporated herein by reference).

  **5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

   12.1 Statement Regarding Computation of Ratios (Filed as Exhibit 12.1 to the
        Company's Annual Report on Form 10-K for the year ended December 31,
        1999, Commission File No. 0-23252, and incorporated herein by reference).

 **23.1 Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).

 **23.2 Consent of Arthur Andersen LLP, independent public accountants.

   24.1 Power of Attorney. Previously filed.

--------

 * To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).
** Filed herewith.

Item 17. Undertakings

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Securities offered herein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Securities offered herein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 27th day of April, 2000.

                                          ITC/\DELTACOM, INC.

                                                /s/ Douglas A. Shumate
                                          By: _________________________________
                                                    Douglas A. Shumate
                                              Senior Vice President and Chief
                                                     Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of April, 2000.

                 Signature                                     Title
                 ---------                                     -----

                     *                      Chairman, Director
___________________________________________
          Campbell B. Lanier, III

                     *                      Chief Executive Officer, Vice Chairman and
___________________________________________  Director (Principal Executive Officer)
             Andrew M. Walker

        /s/ Douglas A. Shumate              Senior Vice President and Chief Financial
___________________________________________  Officer (Principal Financial Officer and
            Douglas A. Shumate               Principal Accounting Officer)

                     *                      Director
___________________________________________
            James H. Black, Jr.

                     *                      Director
___________________________________________
             Donald W. Burton

                     *                      Director
___________________________________________
          Malcolm C. Davenport, V

                     *                      Director
___________________________________________
             Robert A. Dolson

                     *                      Director
___________________________________________
              O. Gene Gabbard

                     *                      Director
___________________________________________
              William T. Parr

                     *                      Director
___________________________________________
           William H. Scott, III

                     *                      Director
___________________________________________
           William B. Timmerman

    /s/ Douglas A. Shumate

* By:___________________________

        Douglas A. Shumate
           Attorney-In-Fact

                               INDEX TO EXHIBITS

   *1.1 Form of Underwriting Agreement.

    4.1 Restated Certificate of Incorporation of ITC/\DeltaCom, Inc. (filed as
        Exhibit 3.1 to Registration Statement on Form S-4, as amended,
        Commission File No. 333-71735, and incorporated herein by reference).

    4.2 Amended and Restated Bylaws of ITC/\DeltaCom, Inc. (filed as Exhibit 3.2 to Registration Statement on Form S-1, as amended, Commission File No.
        333-36683 ("Form S-1"), and incorporated herein by reference).

    4.3 Form of Common Stock Certificate of the Company (Filed as Exhibit 4.1 to Form S-1 and incorporated herein by reference).

  **5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

   12.1 Statement Regarding Computation of Ratios (Filed as Exhibit 12.1 to the
        Company's Annual Report on Form 10-K for the year ended December 31,
        1999, Commission File No. 0-23252, and incorporated herein by reference).

 **23.1 Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).

 **23.2 Consent of Arthur Andersen LLP, independent public accountants.

   24.1 Power of Attorney. Previously filed.

--------

 * To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).
** Filed herewith.